EXHIBIT 7

                      NON-INCENTIVE STOCK OPTION AGREEMENT

     AGREEMENT made May 22, 1998, between INFONOW CORPORATION (hereinafter referred to as the "Company"), and Michael W. Johnson (hereinafter referred to as "Employee").

     WHEREAS, Employee is an important and valuable employee with recognized experience, and the Company deems it to be in its interest and in the interest of its shareholders to secure the services of Employee for the Company or such of its subsidiary companies as may be designated by the Company; and

     WHEREAS, the Company, as an incentive to Employee to remain in the employment of the Company or its subsidiaries and to increase his proprietary interest in the Company, desires to enter into this Agreement with him containing the terms and conditions hereinafter set forth and to grant him an option to purchase shares of the Common Stock of the Company.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

     1. Grant of Option. In consideration of the foregoing, the Company hereby grants to Employee the right and option (hereinafter referred to as "the option") to purchase 29,373 shares of the Company's Common Stock ("Shares"). All shares underlying options shall vest immediately upon issuance. In the event of termination for other than cause, the underlying shares vested at the time of such termination shall remain exercisable until the expiration of the term of the option. The option shall terminate on May 22, 2008, and, accordingly may not be exercised after that date. In the event that the Company's stock is listed on the Vancouver Stock Exchange on May 22, 2003 and by such date has not achieved advance board status, the option shall terminate on May 22, 2003. The purchase price to be paid for such Common Shares upon exercise to the option shall be $1.46 per share. That figure represents the fair market value of the Shares on the date of this Agreement. This option is granted pursuant to, and is subject to the terms and conditions of the Company's 1990 Stock Option Plan, Amended and Restated as of March 28, 1997, a copy of which has been furnished to Employee.

     2. Method of Exercising Option. The option may be exercised, in whole at any time or in part from time to time, by giving to the Company notice in writing to that effect. Within thirty (30) days after the receipt by it of notice of exercise of the option and upon due satisfaction of all conditions pertaining to the option as set forth in this Agreement, the Company shall cause certificates for the number of Shares with respect to which the option is exercised to be issued in the name of Employee, or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or

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distributes, and to be delivered to Employee or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributes. Payment of the purchase price for the shares with respect to which the option is exercised shall be made to the Company upon delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The Company shall give the person or persons entitled to the same at least five (5) day's notice of the time and place for delivery and for the payment of such purchase price.

     3. Conditions of Option. The option is subject to the following additional conditions:

     (a) The option herein granted to Employee shall not be transferable by Employee other than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.

     (b) In the event that Employee becomes disabled (within the meaning of Section 22 (e)(3) of the Internal Revenue Code or any successor section), the option may be exercised by the Employee to the extent that it was exercisable on the date he ceased to be employed by the Company or any subsidiary on the last day of the 12th month from the date optionee (employee) ceases to be an employee from the date of termination of employment (but not later than its specified expiration date).

     (c) In the event of the Employee's death while so employed or within the period referred to in subparagraph (b) above, or the twelve (12) month period referred to in subparagraph (c) above, then such option may be exercised to the extent it was exercisable on the date of cessation of employment, by his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributes within one (1) year, but no later that one (1) year, after the date of at his death (but no later than the specified expiration date).

     4. Representation as to Investment. The exercise of such option and the delivery of the Shares subject to it will be contingent upon the Company being furnished by the Employee, his legal representatives, or other persons entitled to exercise such option with a statement in writing that at the time of such exercise it is his or their intention to acquire the Shares being purchased solely for investment purposes and not with a view to distribution.

     5. Notices. Any notice to be given by Employee as required by this Agreement shall be sent to the Company at its principal executive offices and any notice from the Company to Employee shall be sent to Employee at his address as it appears on the Company's books and records. Either party may change the address to which notices are to be sent by informing the other party in writing of the new address.

     6. Restriction against Assignment. Except as otherwise expressly provided above, Employee agrees on behalf of himself and of his executors and administrators, heirs, legatees, distributes, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interest, and benefits under it shall not be assigned,

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transferred, pledged, or hypothecated in any way by Employee or any executor, administrator, heir, legatee, distributes, or other person claiming under Employee by virtue of this Agreement. Such rights, interest, or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

     7. Notification of Inquiries and Agreements. Optionee shall notify the Company in writing within 10 days after the date the Optionee (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relating in any way to the value of Stock purchased pursuant to this Agreement; (ii) includes or agrees (including with limitation, in any settlement, closing, or other similar agreement) to include in gross income with respect to Stock or purchased pursuant to this Agreement (A) any amount in excess of the amount reported on Form W-2 or 1099 to such Optionee by the Company, or (B) if no such Form is received, any amount; or
(iii) exercises, sells, disposes of, or otherwise transfers an Option acquired pursuant to this Agreement. Upon request, Optionee shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company's tax liability as a result of such event.

     8. Tax Withholding. Optionee understands that the company may take such steps as it may deem necessary or appropriate for the withholding of any taxes or funds which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Option or any disposition of stock purchased pursuant to an Option (collectively, "Withholding Obligations"). Such steps may include, by way of example only and not limitation, (i) requiring Optionee to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) allowing Optionee to tender to the Company shares of Common Stock, the Fair Market Value of which at the tender date the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding shares of Common Stock otherwise issuable upon the exercise of an Option and which have a Fair Market Value at the exercise date sufficient to satisfy such Withholding Obligation; (iv) withholding from the Optionee's regular pay; or (v) any combination of the foregoing. Optionee understands that the Company may refuse to issue Stock to Optionee until Optionee satisfies such Withholding Obligations.

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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized corporate officers, and Employee has hereunto set his hand and seal, as of the day and year first above written.



ATTEST:                                     INFONOW CORPORATION





BY:  /s/  Kevin Andrew                      BY:  /s/  Michael Johnson
   --------------------------                  -------------------------------
          Kevin Andrew                                Michael Johnson
          Secretary                                   President





/s/  Michael Johnson
-----------------------------
     Michael Johnson
     Employee